PCS EDVENTURES! ANNOUNCES LAUNCH OF NEW EDUCATIONAL APP DRONEOLOGY

Fun Safety Course for New Drone Owners is Designed to Educate; Available November 30th.

Boise, ID - December 1, 2015 – PCS Edventures! (OTCQB: PCSV), a leader in K-12 STEM education has announced the launch of its new eLearning platform, the ED! App which will deliver teacher training, K12 STEM content, and educational titles for home users.  The platform is going live with its first title,  Droneology, which delivers exciting videos that educate consumer drone owners on safe and responsible operation. Powered by the ED! App, Droneology will be available on Monday, November 30th, and is accessible from all platforms and is optimized for mobile users.  “The Droneology ED! App delivers highly relevant content at a time when the FAA is predicting heavy drone sales this holiday season,” said Dahlton Grover, the in-house PCS Droneologist and driving force behind the title. “We wanted to create an exciting educational introduction to safety and responsibility for new drone users,” explained Grover. “There are increasing safety concerns surrounding drones and we want recreational users and general consumers to be properly educated on the fundamentals of safety and operation. If you’re buying a drone for a family member this holiday season, buy Doneology for a stocking stuffer. ”

The seven lessons cover: introduction to drones, flight basics, flight safety, basic piloting skills, laws and regulations, ethical operations, and the future of drones. The course is unique because it addresses more than just the technical aspect of what makes a drone fly.   At the completion of each lesson, users receive coupons from PCS Edventures! partners who are offering discounts on a variety of drone devices and accessories.  STEMfinity and Thrust-UAV are two partners providing offers upon the launch, and PCS recruiting additional resellers.

Drones are now being used in multiple industries,  appearing in the media regularly, and it seems everyone is getting involved.  According to a recent interview with FAA official Rich Swayze,  more than one million drones are expected to be sold this holiday season.

Visit http://droneology.tech  to learn more and purchase.

About PCS Edventures!

PCS Edventures! (OTCQB:PCSV) designs and delivers powerful STEAM education products and services to the K-12 market that develop 21st century skills.   Experts in hands-on education, PCS engages students through robotics, engineering, programming, and many more exciting topics.   Additional product information is available HERE.

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This press release  includes forward-looking statements. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

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